Morgan, Lewis & Bockius LLP

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February 23, 2016

Board of Trustees

Consulting Group Capital Markets Funds

2000 Westchester Avenue

Purchase, NY 10577

Re:	Agreement and Plan of Reorganization, dated December 9, 2015 (the “Plan”), adopted by the Board of Trustees of the Consulting Group Capital Markets Funds (the “Trust”) for the reorganization of Large Capitalization Value Equity Investments (an “Acquired Fund”) into Large Capitalization Growth Investments (an “Acquiring Fund”) and the reorganization of Small Capitalization Value Equity Investments (an “Acquired Fund”) Investments into Small Capitalization Growth Investments (an “Acquiring Fund”).

Ladies and Gentlemen:

This opinion is furnished to you pursuant to paragraph 12(e) of the Plan. You have requested our opinions as to certain U.S. federal income tax consequences of the reorganization of the applicable Acquired Fund and the corresponding Acquiring Fund that will consist of: (i) the transfer of all of the assets of the applicable Acquired Fund to the corresponding Acquiring Fund in exchange solely for shares of the such Acquiring Fund (“Acquiring Fund Shares”), (ii) the assumption by the applicable Acquiring Fund of all of the liabilities of the corresponding Acquired Fund, and (iii) the distribution of the applicable Acquiring Fund Shares to the shareholders of the corresponding Acquired Fund1 in complete liquidation of such Acquired Fund, all upon the terms and conditions set forth in the Plan (the “Reorganization”).

In rendering our opinions, we have reviewed and relied upon (a) the Plan, (b) certain representations concerning the Reorganization made to us by the Trust, on behalf of the each of the funds, in letters dated February 8, 2016 (the “Representation Letters”), (c) all other

[1]	In the distribution, Acquired Fund shareholders who hold shares of the Acquired Fund shares will receive shares of the corresponding Acquiring Fund.

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Board of Trustees

Consulting Group Capital Markets Funds

February 23, 2016

documents, financial and other reports and corporate minutes that we deemed relevant or appropriate, (collectively, the “Documents”) and (d) such statutes, regulations, rulings and decisions as we deemed material with respect to this opinion. In our review, we have assumed the genuineness of all signatures, the capacity and authority of each party executing a document to so execute the document, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies (including electronic copies). We have also assumed that each agreement and other instrument reviewed by us is valid and binding on the party or parties thereto and is enforceable in accordance with its terms, and that there are no contracts, agreements, arrangements, or understandings, either written or oral, that are inconsistent with or that would materially alter the terms of the Plan or the other documents supplied to us. We have assumed that the Documents and the Representation Letter present all material and relevant facts relating to the Reorganization. All terms used herein, unless otherwise defined, are used as defined in the Plan.

For purposes of our opinions, we have assumed (i) that all representations set forth in the in the Representation Letter will be true and correct in all material respects as of the Closing Date (and that any such representations made “to the best knowledge of,” “to the knowledge of,” “in the belief of,” or otherwise similarly qualified, are true and correct in all material respects without any such qualification) and (ii) that each Acquired Fund and each Acquiring Fund, as of the Closing Date of the Reorganization, each satisfy and, following the Reorganization, each Acquiring Fund will continue to satisfy, the requirements of subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company (“RIC”).

Based on the foregoing, and provided the Reorganization has been carried out in accordance with the laws of Massachusetts, the Plan and the Representation Letters, it is our opinion that as of the Closing Date:

1.	The transfer to the applicable Acquiring Fund of all of the assets of the corresponding Acquired Fund in exchange solely for Acquiring Fund shares and the assumption by the Trust, on behalf of such Acquiring Fund, of all of the liabilities of such Acquired Fund, followed by the distribution of such Acquiring Fund shares to the Acquired Fund shareholders of the applicable Acquired Fund in complete liquidation of such Acquired Fund, will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the applicable Acquired Fund and the corresponding Acquiring Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

2.	No gain or loss will be recognized by such Acquiring Fund upon receipt of the assets of the corresponding Acquired Fund solely in exchange for the applicable

Board of Trustees

Consulting Group Capital Markets Funds

February 23, 2016

Acquiring Fund shares and the assumption by the Trust, on behalf of the Acquiring Fund, of the liabilities of the applicable Acquired Fund;

3.	The tax basis in the hands of such Acquiring Fund of the assets of the corresponding Acquired Fund will be the same as the tax basis of such assets in the hands of the Acquired Fund immediately prior to the transfer thereof, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Acquired Fund upon the transfer;

4.	The holding period of each asset in the hands of such Acquiring Fund, other than assets with respect to which gain or loss is required to be recognized in the Reorganization, will include the period during which the asset was held by the corresponding Acquired Fund (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to a particular asset);

5.	No gain or loss will be recognized by such Acquired Fund upon the transfer of its assets to the corresponding Acquiring Fund solely in exchange for the applicable Acquiring Fund shares and the assumption by the Trust, on behalf of the Acquiring Fund, of the liabilities of the Acquired Fund, or upon the distribution of the Acquiring Fund shares by the Acquired Fund to its shareholders in complete liquidation;

6.	No gain or loss will be recognized by the Acquired Fund shareholders of such Acquired Fund upon the exchange of their Acquired Fund shares solely for the Acquiring Fund shares of the corresponding Acquiring Fund as part of the Reorganization;

7.	The aggregate tax basis of the Acquiring Fund shares that each Acquired Fund shareholder of the applicable Acquired Fund receives in the Reorganization will be the same as the aggregate tax basis of its Acquired Fund shares exchanged therefor; and

8.	Each Acquired Fund shareholder’s holding period for its Acquiring Fund shares received in the Reorganization will include the holding period for the Acquired Fund shares exchanged therefor, provided that the Acquired Fund shareholder held such Acquired Fund Shares as capital assets on the date of the exchange.

Notwithstanding the foregoing opinions, no opinion is expressed as to the effect of the Reorganization on the Acquired Funds or the Acquiring Funds with respect to (A) any asset as to which any gain or loss may be recognized with respect to contracts subject to Section 1256 of the Code, (B) any gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (C) any other gain

Board of Trustees

Consulting Group Capital Markets Funds

February 23, 2016

or loss that may be required to be recognized (i) as a result of the closing of the Acquired Funds’ taxable years or (ii) upon the transfer of an asset regardless of whether such transfer would otherwise be a nonrecognition transaction under the Code. In addition, no opinion is expressed as to the effect of the Reorganization on any Acquired Fund shareholder that is required to recognize unrealized gains and losses for U.S. federal income tax purposes under a mark-to-market system of accounting.

Our opinions are limited solely to the Reorganization. This opinion letter expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinions and analysis expressed herein, if contested, would be sustained by a court. Our opinion is based upon the Code, the applicable Treasury Regulations promulgated thereunder, the present position of the Internal Revenue Service as set forth in published revenue rulings and revenue procedures, present administrative positions of the Internal Revenue Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter.

Our opinions are conditioned upon the performance by the Trust, on behalf of the Acquiring Funds and the Acquired Funds, of its undertakings in the Plan and the Representation Letter.

Our opinions are being rendered to the Trust on behalf of the Acquiring Funds and the Acquired Funds, and may be relied upon only by the Trust, its Board of Trustees, the Acquired Funds, the Acquiring Funds, and may not be relied upon by any other person or used for any other purpose without express written consent.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
Morgan, Lewis & Bockius LLP